Exhibit 10.1

7733 Forsyth Blvd., Suite 800	Phone: 314.854-8000
St. Louis, MO 63105	Fax: 314/854-8001
www.Belden.com

March 28, 2012

Mr. Naresh Kumra

House 62, Cedar Drive,

The Redhill Peninsula,

18 Pak Pat Shan Road,

Tai Tam, Hong Kong

Re: Separation Agreement

Dear Naresh:

As we discussed, this agreement (“Agreement”) confirms the termination of your employment with Belden Inc., as Executive Vice President, Asia-Pacific Operations (the “Company”), and your employment with any of the Company’s subsidiaries, effective on March 31, 2012 (the “Separation Date”).

This letter also confirms all of your entitlements arising out of your employment with and separation from the Company and its subsidiaries pursuant to:

•	Your Executive Employment Agreement of March 12, 2010 (“Employment Agreement”); and
•	Your letter of relocation of August 18, 2011 (“Relocation Letter Agreement”).

You acknowledge the termination of your Letter of Employment of April 1, 2010.

I.	EMPLOYMENT AGREEMENT

Section 8(c) of your Employment Agreement lists the Company’s responsibilities in connection with your leaving the Company. You will receive:

1.	All Accrued Obligations—accrued and unpaid Base Salary and Additional Benefits (under Section 6 of the Agreement) through the Separation Date and any unused vacation time and unreimbursed expenses, both payable in accordance with Company policy. Additional Benefits are described under Section 6(d) of your Employment Agreement; payment of and reimbursement for these will end on the Separation Date. You must vacate your leased residence within a reasonable period after the Separation Date (no later than 10 days), as per schedule coordinated with Belden’s relocation contractor (Santa Fe). Subject to Section III below, your use of all Company-provided vehicles will end on the Separation Date.	T-B-D in April 2012

2.	A severance payment equal to one times the sum of your current annual base salary and your 2012 target annual cash incentive award. Your target bonus was computed using your salary at January 1, 2012 (USD 372,963) X 70% (your ACIP percentage) X a financial factor of 1.0 X a personal performance factor of 1.0. You will receive this amount in equal semi-monthly payroll installments over a twelve (12) month period commencing on April 1, 2012	USD 634,037

3.	If payable, a pro rata 2012 annual cash incentive award based on actual performance, payable in accordance with the terms of our ACIP and as determined by the Compensation Committee in February 2013. This amount will be the product of (your actual 2012 ACIP award) X (the number of days employed in 2012 prior to your Separation Date over 365 days).	T-B-D in February 2013

4.	Subject to your continued co-payment of premiums, continued participation for twelve (12) months in the Company’s medical benefits plan which covers you and your eligible dependents upon the same terms and conditions (except for the requirement of your continued employment) in effect for active employees of the Company. If you obtain other employment that offers substantially similar or more favorable medical benefits, continuation of such coverage by the Company will end. These health benefits will reduce the period of coverage (and count against your right to healthcare continuation benefits under COBRA or any similar provision under applicable law) by twelve (12) months.

5.	Any disability insurance benefits or life insurance proceeds, as provided under Company plans in which you participated prior to leaving the Company.	T-B-D

6.	Any accrued, vested and unpaid benefits under all retirement, pension and deferred compensation plans of the Company in which you are participating on the Separation Date. All such benefits shall be paid in accordance with the terms of the applicable plans and, where applicable, your previous elections. You are not eligible for retirement plan contributions with respect to payments made under sections 1, 2, 3, 4, or 5 above.	T-B-D

You will have the right to exercise all vested SARs for ninety days following your Separation Date. All other stock options, RSUs, SARs and other incentive awards (whether or not equity-based) shall terminate, and all such awards (including your unvested SARs and RSUs) shall not be exercisable, as of the Separation Date. Please note that the award agreements evidencing your SAR and RSU grants do not provide for accelerated vesting of any such award and permit the exercise of vested SARs at the date of your termination for a ninety-day period.

The Company will, to the extent required by applicable law, withhold from the amounts payable above, the amount of any withholding tax due with respect to such amounts.

Subject to Section III below, you agree to promptly return to the Company all tangible property of the Company (including all computers, IPads, IPhones, cell phones and any other Company-issued portable devices) and intangible property of the Company, whether prepared by you or otherwise coming into your possession, and whether written, electronic or in any other format, including, without limitation, all files, records, documents, customer lists, software and equipment (such as disks and disk drives). The tangible and intangible property described in the preceding sentence is collectively referred to as “Company Property”.

Payment of the amounts and benefits described above will be contingent on your returning to us by the Separation Date:

•	All Company Property;

•	The signed General Release of All Claims included as Attachment 1 to this Agreement (it being understood that the revocation period(s) described in such release must have expired); and

•

The signed resignation letter included as Attachment 2 to this Agreement, providing for your resignation as an officer of the Company and any office or directorship of any subsidiary of the Company held by you.

You confirm that you will comply with the non-competition and non-solicitation covenants of your Employment Agreement (which are included as Attachment 3 to this Agreement) and that we will have the right to withhold all amounts and benefits provided to you under this Agreement (unless prohibited by applicable law) should you violate either covenant while they are in effect.

II. RELOCATION LETTER AGREEMENT

In accordance with the “Tax Equalization Policy” section of your Relocation Letter Agreement, KPMG, the Company’s tax advisor, will calculate the “hypothetical tax” and will compare to the actual tax that was paid on your total compensation for every country you are required to pay tax. You acknowledge that you will pay (or will reimburse the Company for paying on your behalf) the taxes on your total compensation for the applicable jurisdiction up to the amount of the hypothetical tax. You also authorize the Company to withhold any amount or benefit you are entitled to receive under this Agreement (except where prohibited by applicable law) for any unpaid tax you are required to pay pursuant to the Relocation Letter Agreement. For clarity, it is understood that the tax equalization policy will apply only to any accrued obligation payable up through the Separation Date.

Also, in accordance with the “Repatriation” section of your Relocation Letter Agreement, we will pay all reasonable expenses associated with relocating you and your family and your household goods to India or the U.S., as you may chose, provided your relocation occurs within ninety days after the Separation Date.

Finally, you acknowledge the application of the following “Termination Indemnities” Section of your Relocation Letter Agreement:

“Termination Indemnities: Some foreign governments provide you special severance pay or termination indemnities. Since you are already subject to a broad range of benefits through Belden, if such special termination payments are mandated by the foreign country, you will reimburse Belden for the full amount of any such special termination payments upon your return to India. The benefits of any applicable Belden severance pay policies may be withheld from you until you reimburse Belden for such special termination payments. Your signature below constitutes your agreement to these terms.”

We ask that you sign this letter below confirming your understanding above. This letter may be executed in one or more counterparts, each of which shall constitute an original for all purposes, and all of which taken together shall constitute one and the same agreement.

III. PURCHASED COMPANY PROPERTY

Provided you fulfill your obligations under this Agreement (including your obligation to provide a signed Attachment 1 and Attachment 2), the Company will sell to you “as-is/where-is” without any express or implied warranty (EXPRESSLY DISCLAIMING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED PURPOSE) the Company Property listed on Attachment 4 for the payment amount also listed on Attachment 4. Transfer of such property (including the transfer of title to any automobile listed on Attachment 4) will occur upon the Company receiving the agreed payment amount. Both parties agree that the payment amount as mutually agreed represents “Fair Market Value” for the goods listed in Appendix 4.

BELDEN INC.

/s/ Naresh Kumra	By:	/s/ Kevin L. Bloomfield
Naresh Kumra	Name:	Kevin L. Bloomfield
	Title:	Senior VP, Secretary and General Counsel

ATTACHMENT 1

GENERAL RELEASE OF ALL CLAIMS

1. For and in consideration of the promises made in the Executive Employment Agreement (defined below), the adequacy of which is hereby acknowledged, the undersigned (“Executive”), for himself, his heirs, administrators, legal representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge Belden Inc. (“Company”), the Company’s subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Executive’s employment with the Company or any of its affiliates or the termination of Executive’s employment. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement between the Company and Executive, effective as of February 23, 2010 (the “Employment Agreement”) and any claims under any stock option and restricted stock units agreements between Executive and the Company) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Age Discrimination in Employment Act (ADEA), the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Missouri Human Rights Act (R.S. MO Section 213.010 et seq.), or the discrimination or employment laws of any country, state or municipality, or any claims under any express or implied contract which Releasers may claim existed with Releasees. This release and waiver does not apply to any claims or rights that may arise after the date Executive signs this General Release. The foregoing release does not apply to any claims of indemnification under the Employment Agreement or a separate indemnification agreement with the Company or rights of coverage under directors and officers’ liability insurance.

2. Excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3. Executive agrees never to sue Releasees in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release or as otherwise provided in this General Release. If Executive violates this General Release by suing Releasees, other than under the ADEA or as otherwise set forth in Section 1 hereof, Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the interest of the parties that such claims are waived.

4. Executive acknowledges, agrees and affirms that he is subject to certain post-employment covenants pursuant to Section 12 of the Employment Agreement, which covenants survive the termination of his employment and the execution of this General Release.

5. Executive acknowledges and recites that:

(a) Executive has executed this General Release knowingly and voluntarily;

(b) Executive has read and understands this General Release in its entirety;

(c) Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;

(d) Executive’s execution of this General Release has not been coerced by any employee or agent of the Company; and

(e) Executive has been offered twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it.

6. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Delaware, except for the application of pre-emptive Federal law.

7. Executive shall have seven (7) days from the date hereof to revoke this General Release by providing written notice of the revocation to the Company, as provided in Section 14 of the Employment Agreement, upon which revocation this General Release shall be unenforceable and null and void and in the absence of such revocation this General Release shall be binding and irrevocable by Executive.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date: March 31, 2012	EXECUTIVE:

/s/ Naresh Kumra
Naresh Kumra

ATTACHMENT 2

7733 Forsyth Blvd., Suite 800	Phone: 314.854-8000
St. Louis, MO 63105	Fax: 314/854-8001
www.Belden.com

March 28, 2012

Mr. John S. Stroup

Chief Executive Officer

Belden Inc.

7733 Forsyth Boulevard, Suite 800

St. Louis, MO 63105

Dear John:

Effective March 31, 2012, I resign as an officer of Belden Inc. (“Belden”) and as officer and director of the following subsidiaries of Belden:

•	BELDEN ASIA (THAILAND) COMPANY LIMITED

•	BELDEN HIRSCHMANN NETWORKING SYSTEM TRADING (SHANGHAI) CO. LTD.

•	BELDEN SINGAPORE PRIVATE LIMITED

•	LTK CABLE (HUIZHOU) LIMITED (INACTIVE)

•	LTK ELECTRONIC CABLES (SUZHOU) LIMITED (INACTIVE)

•	SHANGHAI LTK ELECTRONIC CABLES LIMITED (INACTIVE)

I hereby grant Power of Attorney to Christopher E. Allen, Brian Anderson and Kevin Bloomfield (or any of them) to act on my behalf to take all action deemed necessary, advisable, or appropriate, and to sign on my behalf all documents and instruments to evidence my departure as a director or officer of any entity or affiliate of Belden Inc. and to file and furnish such documents and instruments to any such governmental bodies or agencies or persons, firms or corporations as they may deem necessary or desirable to evidence my departure.

Sincerely,

/s/ Naresh Kumra

Naresh Kumra

ATTACHMENT 3

[Excerpts of Section 12 of the Employment Agreement]

EXECUTIVE COVENANTS.

(a) NONSOLICITATION. Commencing on the date hereof, and continuing during Executive’s employment with the Company and for the twelve (12) month period following termination of Executive’s employment for any reason (a twenty-four (24) month post-employment period in the event of a termination of Executive’s employment for any reason at any time during a Protection Period) (“Restricted Period”), Executive agrees that Executive shall not, without the prior written consent of the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity: (i) solicit, recruit or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the six (6) months preceding Executive’s termination of employment an employee, representative, officer or director of the Company or affiliate; (ii) take any action to encourage or induce any employee, representative, officer or director of the Company or affiliate to cease their relationship with the Company or affiliate for any reason; or (iii) knowingly solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(b) NONCOMPETITION. Executive acknowledges that Executive performs services of a unique nature for the Company that are irreplaceable, and that Executive’s performance of such services to a competing business will result in irreparable harm to the Company and its affiliates (including Belden). Accordingly, during the Restricted Period, Executive agrees that Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its subsidiaries or affiliates (including Belden) is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date at any time during the twelve (12)-month period ending with the date of termination for any reason (a twenty-four month post-employment period in the event of termination of Executive’s employment for any reason at any time during a Protection Period), in any locale of any country in which the Company or affiliates (including Belden) conducts business. This Section 12(c) shall not prevent Executive from owning not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.

ATTACHMENT 4

LIST OF COMPANY PROPERTY PURCHASED

BY

NARESH KUMRA

Company Property	Payment Amount
BMW 323iA Cabrio LCI	HKD 340,000
Household Appliances & Furniture	HKD 170,000